Exhibit 10.2

BUCA, Inc.

Stock Appreciation Unit Agreement

(Employee)

Name of Participant:

Number of Units Awarded:	Date of Grant: , 2008

Base Price Per Share: $1.00	Scheduled Vesting Date: , 2011

This Stock Appreciation Unit Agreement (the “Agreement”) is between BUCA, Inc., a Minnesota corporation (the “Company”), and the individual identified above (the “Participant”) effective as of the date of grant specified above.

Background

A. The Board of Directors of the Company (the “Board”) has announced its intention to explore strategic alternatives to enhance the shareholder value of the Company, including the possible combination, sale or merger of the Company with another entity.

B. In connection with this process, the Board has determined that it would be in the best interests of the Company and its shareholders to adopt an incentive program intended to retain certain key executives of the Company through the process of identifying and implementing the desired strategic alternative and to motivate these executives to maximize shareholder value in connection with any transaction resulting from this process.

C. In furtherance of this objective, the Compensation Committee of the Board (the “Committee”) has recommended to the Board, and the Board has approved, the award of stock appreciation units to these key executives, and has identified the Participant as a key executive eligible to receive such an award. Each stock appreciation unit (a “Unit”) represents the right to receive in cash on the settlement date the appreciation, if any, in the value of a share of the Company’s common stock above the specified base price per share that occurs between the grant date and the settlement date of a Unit.

D. The Company hereby grants a stock appreciation unit award (the “Award”) to the Participant under the terms and conditions as follows.

Terms and Conditions*

1.	Grant. The Participant is hereby granted Units equal to the Number of Units Awarded, with each such Unit representing the right to receive in cash, at the Settlement Date (as defined in Section 2 below), an amount equal to the difference, if any, between the Fair Market Value (as defined in Section 14(b) below) of a share of common stock of the Company as of the Settlement Date and the Base Price Per Share.

2.	Vesting and Settlement. So long as the Participant remains continuously employed by the Company from the Date of Grant, all of the Units subject to this Agreement will vest and become payable on the Settlement Date, which shall be the earlier of (i) the Scheduled Vesting Date or (ii) the date of a Covered Transaction (as defined in Section 14(a) below). Subject to the withholding tax provisions of Section 7, payment of any amount in settlement of the Units will made as soon as administratively practicable following the Settlement Date, but in no event later than 60 days after the Settlement Date. If the Fair Market Value of a share of the Company’s common stock is less than or equal to the Base Price Per Share on the Settlement Date, no amount shall be payable hereunder and this Agreement will terminate.

3.	Forfeiture of Units. If the Participant’s employment with the Company is terminated for any reason prior to the Settlement Date, all Units subject to this Agreement will be forfeited and this Agreement will terminate.

4.	Restrictions on Transfer. The Participant shall not be entitled to transfer, sell, pledge, alienate, hypothecate or assign the Units or this Award. Any attempt to transfer the Units or this Award shall be void. All rights with respect to the Units and this Award shall be available only to the Participant during his lifetime.

5.	No Shareholder Rights. The Units granted pursuant to this Award do not entitle the Participant to any rights of a shareholder of the Company’s common stock. The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 2 hereof.

6.	Adjustment for Changes in Capitalization. If at any time while this Award is outstanding, the number of outstanding shares of the Company’s common stock is changed by reason of a reorganization, reclassification, stock dividend, stock split, stock combination or other “equity restructuring” as defined in Statement of Financial Accounting Standards 123R, the number of Units subject to this Agreement and the Base Price Per Share shall be equitably adjusted by the Committee in its discretion so as to prevent dilution or enlargement of Participant’s rights under this Agreement.

7.	Tax Withholding. The Company has the right to withhold, and will withhold from any cash payment under this Agreement to the Participant an amount sufficient to cover any required withholding taxes.

*	Any capitalized term used but not defined in the numbered sections of this Agreement will have the meaning set forth in the table at the beginning of this Agreement.

8.	Interpretation of this Agreement. The Committee will administer this Agreement, and all decisions and interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive upon the Company and the Participant.

9.	Discontinuance of Employment. This Agreement shall not give the Participant a right to continued employment with the Company, and the Company may terminate Participant’s employment at any time and otherwise deal with the Participant without regard to the effect it may have upon the Participant under this Agreement.

10.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the parties hereto.

11.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

12.	Amendments. The Committee may amend this Agreement if, in the good faith judgment of the Committee, such amendment is necessary to comply with applicable law or to avoid causing the Participant to be subject to any additional tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended. Except as provided in the previous sentence, this Agreement may be amended only by a written document expressly referring to this Agreement and executed by both of the parties hereto.

13.	Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and effective (i) when delivered by hand, (ii) when otherwise delivered against receipt therefore, or (iii) four business days after being mailed. Any notice by the Participant shall be directed to the Company’s office at 1300 Nicollet Mall, Suite 5003, Minneapolis, Minnesota, 55403, or at such other address as the Company may designate by notice to the Participant. Any notice by the Company shall be directed to the Participant at such address as the Participant may have on file with the Company.

14.	Definitions.

(a) “Covered Transaction” means any of (i) the consummation of a consolidation, merger, statutory share exchange or similar transaction or series of related transactions, including a sale or other disposition of shares of the Company’s common stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) the consummation of a sale or transfer of all or substantially all of the Company’s assets; or (iii) the dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected (by the Committee) to be followed by a merger described in clause (i), the Covered Transaction shall be deemed to have occurred upon the consummation of the tender offer.

(b) “Fair Market Value” of a share of the Company’s common stock on any date means (i) with regard to a Settlement Date that is the date of a Covered Transaction, the per share value of the consideration (equal to the cash plus the fair market value, as determined in good faith by the Committee, of any non-cash consideration) received by the Company or by the holders of the Company’s common stock in the Covered Transaction; or (ii) on any other date, the closing or last sale price of a share of the Company’s common stock on any established securities exchange or national market system on the date of determination (or on the previous business day if such date is not a business day), or the average between the high bid and low asked prices for such a share on the date of determination (or on the previous business day if such date is not a business day) if such shares are regularly quoted by a recognized securities dealer but selling prices are not reported, or in the absence of an established market for the such shares, what the Committee determines in good faith to be 100% of the fair market value of a share of the Company’s common stock as of the date in question.

The Participant and the Company have executed this Agreement as of the              day of                     , 2008.

PARTICIPANT

BUCA, Inc.

By
Its

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